                                                                   EXHIBIT 10.1


                           ENGINE DEVELOPMENT PROGRAM
                         AND ENGINE PURCHASE AGREEMENT

THIS ENGINE DEVELOPMENT PROGRAM AND PURCHASE AGREEMENT ("Agreement") is made as of the 1st day of November, 1994, by and between AUTOMOBILI LAMBORGHINI S.p.A., a corporation ("Lamborghini"), located at 40019 Sant'Agata Bolognese (BO), Via Modena 12, Italy, and VECTOR AEROMOTIVE CORPORATION, a corporation ("Vector"), located at 444 Quay Street, Wilmington, California 90744 USA.

RECITALS

         A. Vector manufactures and sells high performance sports cars and it requires an engine to power its Avtech vehicle ("Avtech").

         B. Lamborghini manufactures and sells high end luxury sports cars and high performance Diablo V-12 engines ("Diablo Engine").

         C. Vector desires to enter into an engine development program ("Program") with Lamborghini wherein Lamborghini will make modifications to its Diablo Engine and to sell Modified Engines to Vector under the terms and provisions of this Agreement.

In consideration for the mutual promises, covenants, and conditions contained herein the parties agree as follows:

         1.      ENGINE DEVELOPMENT

Vector and Lamborghini agree to develop the Modified Engine for use in the Avtech. The Joint Program will include all modification to the Diablo Engine and components for installation into the Avtech, including, but not limited to, the design and development of a new oil sump, inlet manifolds, bell housing, exhaust manifold and catalysts, cooling systems, electrical system, installation pipings, and engine mounting.

         2.      ENGINE DEFINITION

The definition of the engine and its components is described in Exhibit "A" together with the overall plan attached hereto and incorporated herein by reference.

         3.      PHASES OF PROGRAM

                 Phase 1 Design and drawings plus the assembly of three complete engines.

                 Phase 2  Installation of the engine in the Avtech.

                 Phase 3  Laboratory emission tests.

                 Phase 4 EPA and CARB homologation MY96 and OBDII conformity.

The responsibility of Lamborghini and Vector shall be hereinafter designated in this agreement.

         4.      DESIGN AND DEVELOPMENT TESTING

Vector and Lamborghini shall be responsible for performing design, development and testing of the Modified Engine in accordance with the Schedule marked Exhibit "B" attached hereto and incorporated herein by reference.

         5.      MODIFIED ENGINE DESIGN AND TESTING

Lamborghini and Vector shall design and test the Modified Engine. A schedule containing the tasks to be performed, the dates of performance, an explanation of the test, the cars being tested, and the responsibilities of Lamborghini and Vector are set forth on Exhibit "C" attached hereto and incorporated herein by reference.

         6.      POWERTRAIN TESTING

Lamborghini and Vector shall each have engineering responsibilities and test responsibilities respecting the powertrain testing, which shall include EPA, CARB, and OBD II conformity. A schedule of each test to be performed, an explanation of the test, and the assignment of engineering responsibility is set forth on Exhibit "D" attached hereto and incorporated herein by reference.

         7.      AVTECH FMVSS SCHEDULE

Vector shall be responsible for and shall perform the FMVSS tasks according to the schedule set forth on Exhibit "E" attached hereto and incorporated herein by reference.


         8.      COOPERATION AND COORDINATION/PROGRAM MANAGER

The performance by Vector and Lamborghini of their duties shall require extensive coordination and cooperation between Lamborghini and Vector. To facilitate that cooperation and coordination, Vector and Lamborghini shall each appoint a program manager to represent it concerning the Program. Initially, the program managers appointed by the parties are as follows:

         Lamborghini's Program Manager:            Massimo Ceccarani

         Vector's Program Manager:                 Colin Spooner

The parties shall each have the right to change their program manager upon written notice to the other party.

         9.      DELIVERY OF VEHICLES

To enable Lamborghini to perform its duties under this Agreement, Vector agrees to deliver to Lamborghini the following vehicles on or before the dates set forth beside each vehicle:

                 Vehicle          Date of Delivery
                 -------          ----------------
                 EPA1             August 20, 1994
                 EPA2             January 1, 1995
                 EPA3             February 10, 1995

         10.     TERM OF PROGRAM

The Program shall commence upon execution of this Agreement by Lamborghini and shall be completed on or before ten (10) months thereafter.

         11.     COST AND PAYMENT OF ENGINE DEVELOPMENT AND
                 CERTIFICATION

In consideration for the work to be performed by Lamborghini in connection with the Program, including certification, and all labor and materials, directly or indirectly related to the Program, Vector shall pay to Lamborghini the sum of [*$_____] payable in twelve (12) monthly installments of [*$______] each, with the first payment upon execution of this agreement by Lamborghini and Vector.


         12.     TOOLING

Lamborghini shall produce tooling for machinery which shall be used for the manufacture of the Modified Engine. In consideration for the tooling, Vector shall pay to Lamborghini the agreed cost of tooling, i.e. [*$_______] additional cost for casting tooling will be incurred subsequent to approval after 50 units. Costs to be reviewed prior to setting down the casting tooling. Payment shall be made thirty (30) days after the completion of the tooling.

         13.     PURCHASE OF MODIFIED ENGINES

Upon successful development of the Modified Engine suitable for installation and operation in the Avtech, Vector agrees to purchase a minimum of Modified Engines on the following schedule:

         June 1, 1995 through September 30, 1995   12        Pre-production
                                                             Modified Engines.

         Oct. 1, 1995 through September 30, 1996   48        Modified Engines.

         Oct. 1, 1996 through September 30, 1997   144       Modified Engines.

Vector will place its order for the Modified Engines with its standard purchase order form.

         14.     ADDITIONAL QUANTITY OF ENGINES

Vector shall have the right to purchase from Lamborghini additional Modified Engines prior to September 30, 1997 according to the terms and conditions of this Agreement.


*Confidential treatment is sought under Rule 24b-2.

         15.     PURCHASE PRICE OF MODIFIED ENGINES

15.1 The purchase price of each Modified Engine shall be *$ excluding warranty, product liability, obsolete materials and direct transportation, and each purchase order by Vector must be for a minimum of 50 Modified Engines per year. In case Avtech falls below 50 units per year, Lamborghini has the right to renegotiate the price with the view of increasing the price to offset the lower volume.

15.2 All prices are Automobili Lamborghini ex-factory Sant'Agata and will be set at an exchange rate of LIT 1650/$. Exchange differences will be invoiced by Lamborghini every three months. Packing not included. The price will be reviewed annually to reflect increases in cost. Vector will pay any agreed excess costs for the initial twelve pre-production engines.

15.3 Prices for all Modified Engines are exclusive of all federal, state, and local excise, sales, use and similar taxes. Consequently, in addition to the price specified, the amount of any present or future excise, sales, use, personal property or similar taxes applicable to the sales or use of the Modified Engines shall be paid by the Buyer and shall be additional items on the invoices.

15.4 Vector shall pay all required import duties, licenses, fees and taxes in addition to the prices stated herein.

15.5 Vector and Lamborghini will examine their individual product liability insurer costs with the objective of reducing these costs by amalgamating product liability insurance on the Lamborghini engine with that on the Vector car. The finalized cost of the Lamborghini engine insurance will be charged to Vector plus a 10% admin. charge.

         16. INVOICE TERMS

16.1 Payment to Lamborghini for the first 50 engines shall be by way of telegraphic transfer when engines are ready for shipment. Thereafter payment shall be by irrevocable letter of credit cashable upon presentation of bill of lading. Letter of credit drawn up initially for 25% of ordered value increasing to 75% six months prior to engine scheduled ship date, and increasing to 100% two months prior to engine scheduled ship date.

16.2 All payments are to be made in full, on or before the due date, in U.S. dollars to Lamborghini at its address as shown on the face of this Agreement.

*Confidential treatment is sought under Rule 24 b-2.

         17.     SHIPMENT

17.1 Purchase Orders

17.1.1 Shipment of Modified Engines shall be made only against written purchase orders issued by Vector.

17.1.2 The delivery date for Modified Engines to be shipped under this Agreement shall be specified by Vector in the written purchase order transmitted to Lamborghini. Each purchase order shall specify the exact number of Modified Engines to be delivered and shall specify a delivery date which shall be at least ten (10) months after the date of receipt by Lamborghini of such purchase order and which delivery date shall not be beyond the date specified in Paragraph 14 of this Agreement.




17.2 Modification of Delivery Date

17.2.1 Vector shall have the right upon prior written notice six months in advance to Lamborghini to reschedule a delivery date specified in any purchase order issued pursuant to Section 17.1 of this Agreement, but such rescheduling shall be permitted only plus or minus 20% of schedule. And two months in advance plus or minus 5% of schedule. Any changes of schedule outside these parameters will attract a penalty charge which will be calculated on the basis of unrecoverable agreed costs incurred by Lamborghini.

17.2.2 Anything else in this Paragraph 17.2 to the contrary notwithstanding, the Buyer shall not have the right to schedule or reschedule delivery to a date beyond December 31, 1997.

17.3 Cancellation of Purchase Order

17.3.1 Prior to shipment, Vector shall have the right to cancel a purchase order issued pursuant to Paragraph 17.1 of this Agreement in its entirety upon written notice to Lamborghini accompanied by the payment to Lamborghini of a cancellation charge calculated as the cost to Lamborghini of stock purchased and value of WIP related to the purchase order canceled.

17.3.2 Vector and Lamborghini will examine ways by which Lamborghini will receive financial assurances (e.g. bank guarantee) from Vector to cover Lamborghini's exposure in the event of cancellation by Vector of the contract for reasons beyond the control of Vector. The result of this examination will be implemented at the end of the initial 15 months of the program.

         18.     CONTINGENCY

Neither party will be liable if performance is delayed or prevented by reasons beyond reasonable control including, but not limited to, acts of God, delays caused by the other party, judicial action, accidents, acts of governmental authority, acts of a public enemy, earthquake, fire, floods, epidemics, storm, quarantine restrictions, strikes, or other labor difficulties including work stoppages caused by jurisdictional and similar disputes, delays of carriers or suppliers, insurrection or riots, acts of sabotage, governmental priorities, freight or transportation embargoes, unusually severe weather, accidents or explosions, war, rebellion, major equipment breakdowns, volunteer or mandatory compliance with any governmental act, regulation or request, inability to obtain or retain approval of federal, state, or local authority required for the construction or shipment of the Modified Engine or for delays of subcontractors or suppliers due to such reasons, acts of omissions or of other causes beyond the other party's control or without the fault or negligence of the other party.

         19.     TERMINATION

19.1 Termination for convenience

Vector may upon prior written notice to Lamborghini terminate this Agreement at any time and for any reason. In the event of any such termination, Vector's liability for such termination shall be cancellation charges calculated at the cost to Lamborghini to stock purchased and value of WIP related to this Agreement.

19.2 Termination for Default

Each party may terminate this Agreement for reason of default on the part of the other party and if Vector terminates this agreement due to the default of Lamborghini, Vector shall not be liable for cancellation charge. A party may terminate this Agreement pursuant to this Section 19.2 only if it shall have given the other party at least ninety (90) days prior written notice as to such default and only if such default shall not have been remedied by the other party within such ninety (90) day period and such additional time, if any, is reasonably necessary to cure such default.

         20.     ACCEPTANCE TESTS AND TECHNICAL ASSISTANCE

20.1 If any of the Modified Engines delivered to Vector hereunder shall, upon delivery, fail to successfully meet the specifications, if any, specified in writing by Vector and agreed to by Lamborghini in connection with this Agreement, then in such event, the Seller, after prompt written or telegraphic facsimile notice of such failure from the Buyer, shall, either:

20.1.1 Provide field service and/or technical personnel necessary to correct the defect within thirty (30) working days from the day following the date of the receipt by Lamborghini of the notice of such failure, or

20.1.2 Rectify the defective Modified Engine in order to correct the defect.

20.1.3 Have defective engine returned to Lamborghini at the discretion of Lamborghini.

20.1.4 Lamborghini shall make available training sessions for Vector's service staff at Vector's cost.


20.2 Lamborghini shall bear the cost and expenses of all repairs made pursuant to this Paragraph 20.1. However, if upon examination of the Modified Engine, Lamborghini shall determine that the malfunction, defect or damage was a result of the action or failure, in whole or in part, of Vector or its personnel or agents, then in such event all costs and expenses incurred by Lamborghini shall be promptly paid by Vector. If Vector disagrees with the findings of Lamborghini, an arbitrator will be mutually appointed and will decide fault and responsibility.

20.3 In the acceptance of Modified Engines delivered hereunder, Lamborghini will perform the then-current versions of its acceptance tests on all Modified Engines delivered under this Agreement. Vector may request notification by Lamborghini one week in advance of each such test and may have a reasonable number of representatives present, at its own expense, to observe performance.


         21.     PRODUCT DOCUMENTATION

Lamborghini shall provide Vector one set of reproducible maintenance documentation excluding only proprietary manufacturing drawings or process specifications. This documentation shall be used solely for the purposes of preparing and updating Vector's maintenance documentation. Lamborghini shall send Vector updated reproducible copies of documentation affected by Lamborghini engineering changes to the equipment.

         22.     STANDARD PRODUCT WARRANTY

Each Modified Engine shall be covered by Lamborghini's standard warranty of one year. And Lamborghini's current warranty rates will apply to all warranty work carried out by Vector.

         23.     ENGINEERING CHANGES

Lamborghini shall notify Vector of any engineering changes affecting the form, fit, or function of Modified Engines to be furnished to Vector hereunder and shall forward such changes to the Buyer. Any such changes shall be approved or rejected by Vector in writing to Lamborghini within thirty (30) days from the date of such notification. If such changes are not rejected in writing within such thirty-day period, the Buyer shall be deemed to have accepted all such changes.

23.1 Lamborghini reserves the right to make changes in design and improvements in the Modified engine without any obligation to install these changes in any of its Modified Engines theretofore manufactured.


         24.     REPLACEMENT PARTS

24.1 Lamborghini agrees to supply critical replacement parts for all Modified Engines delivered hereunder. Prices for such replacement parts shall be those prices in effect at the time such replacement parts are ordered. Prices will be ex-factory Sant'Agata, Italy. In particular, Vector will hold in stock a basic engine.

24.2 Lists
Lamborghini shall provide Vector with a list of recommended replacement parts when requested by Vector in writing.

24.3 Delivery of replacement parts

24.3.1 Lamborghini shall deliver replacement parts within sixty (60) days from the receipt of an order for such parts.

24.3.2 Lamborghini shall use its best efforts to ship replacement parts within seventy-two (72) hours (exclusive of Saturdays, Sundays and holidays) of the receipt of an emergency order for such parts for the Modified Engines, provided that Vector has agreed to maintain and has maintained an adequate level of replacement parts based on levels mutually agreed upon.

         25.     PATENT INDEMNITY AND PATENT RIGHTS

Lamborghini shall defend any suit or proceeding brought against Vector insofar as such suit or proceeding is based on a claim that any Modified Engine or replacement part manufactured and supplied by Lamborghini to Vector hereunder constitutes direct infringement of any duly issued United States patent, provided that Lamborghini is promptly informed and furnished a copy of each communication, notice or other action relating to the alleged infringement and is given authority, information and assistance (at Lamborghini's expense) necessary to defend or settle said suit or proceeding. Lamborghini shall not be obligated to defend or be liable for costs and/or damages if the infringement arises out of compliance with Vector's specifications or designs, or form a combination with, an addition to, or a modification of the Modified Engine after delivery by Lamborghini.

25.1 The seller shall not be liable for any collateral, incidental or consequential damages arising out of patent infringement. If infringement is alleged prior to completion of delivery of any Modified Engine, Lamborghini may, without being in breach of this Agreement, decline to make further deliveries of such Modified Engine.

25.2 The foregoing states the sole and exclusive liability of Lamborghini for patent infringement and is in lieu of all warranties, express or implied, in regard thereto.

         26. CONTINUITY OF SUPPLY

26.1 Lamborghini shall use its best efforts to maintain under conditions providing adequate protection against fire and other hazards, a complete and current duplicate set of "Requisite Documentation" which term as used herein shall include all documentation, drawings, specifications, bills of material, parts lists, manufacture and assembly routines, instructions and all other requisite information in sufficient detail to permit an experienced manufacturer of items similar to Modified Engine and replacement parts sold hereunder to manufacture and assemble the Modified Engine and replacement parts to be supplied by Lamborghini under this agreement.

26.2 It is understood and agreed, without limiting in any respect Lamborghini's obligations to furnish Modified Engines and replacement parts in accordance with this agreement, that in the event Vector is not in default of any provision of this Agreement and Lamborghini shall fail to supply the required Modified Engines and replacement parts within one hundred and twenty (120) days of written notice of default from the Buyer, Lamborghini shall, upon Vector's written request either (a) make such arrangements as it deems necessary to ensure the continuity of the supply of Modified Engines and replacement parts to Vector at a price not greater than the price set forth in this Agreement, or
(b) licenses Vector or Vector's designee to manufacture and assemble the Modified Engines and replacement parts; provided, however, that the terms of any such license to Vector or Vector's designee shall be that Vector or such designee shall have the right to manufacture and assemble the Modified Engines and replacement parts solely for Vector and only for such time as Lamborghini or Lamborghini's designee is unable to deliver such Modified Engines and replacement parts under the terms of this Agreement. Any such licenses shall provide that Vector shall pay to Lamborghini, as compensation therefore, the sum of $1,000 for all Modified Engines and replacement parts so manufactured and assembled. Vector or its designee shall not manufacture or assemble any Modified Engines or replacement parts for any person or entity other than Vector and shall so manufacture and assemble only to the extent to supply the number of Modified Engines and replacement parts which were to be supplied pursuant to this Agreement.

26.3 Vector agrees not to disclose to any other persons any of the proprietary and confidential information disclosed to it by Lamborghini, and will safeguard any such proprietary and confidential information received to the same extent that it safeguards its own proprietary information. Vector agrees to disseminate any confidential and proprietary information of Lamborghini within its own company only to the extent necessary for the contemplated purpose of this Agreement. Vector will defend, and hold harmless Lamborghini for this unauthorized use or disclosure of Lamborghini's confidential and proprietary information. Notwithstanding the above provisions, Vector shall not be liable for disclosure of the proprietary and the confidential information of
Lamborghini: (a) After the information becomes public knowledge, or (b) If Vector receives the information from another source who is not bound to protect the information through a confidentiality agreement. In all cases, the Requisite Documentation delivered by Lamborghini to Vector shall remain the sole and exclusive property of Lamborghini.

         27.     PACKING

The Modified Engines and replacement parts shall be packed in the manner in which Lamborghini normally ships such engines and replacement parts for itself and other customers. Any additional handling or preparation for shipment specified by Vector shall be at Vector's expense and subject to acceptance to Lamborghini.

         28.     LIMITATION OF LIABILITY

In no event will Lamborghini or its suppliers or subcontractors of any tier be liable to Vector, in contract or in tort, for any special, incidental, or consequential damages, including but not limited to loss of use, loss of revenue, loss of use of revenue, loss of anticipated profits, costs of capital, and claims of customers. The provisions of this Paragraph will apply, notwithstanding any other provisions of this contract or of any other contract.

         29.     MODIFICATION IN EQUIPMENT DELIVERED

If Vector reconstructs or makes changes in any Modified Engines or replacement parts delivered to it hereunder, Lamborghini will not be liable for warranty claims which may arise.

         30.     INSURANCE PROVIDED BY VECTOR

Vector will provide and maintain insurance (including Transit Insurance, with ocean marine coverage if necessary) or the equivalent thereof, providing protection against physical loss or damage during transit to and subsequently upon arrival at Vector's site to all Modified Engines and replacement parts furnished hereunder, and Lamborghini will be covered as additional insured. Such insurance will be for the full limits of the value of the Modified Engines and replacement parts then at risk, and any deductible amounts will be for the account of Vector.



         31.     MISCELLANEOUS

31.1 There are no representations or agreements between the parties hereto, other than contained in this Agreement. All negotiations are merged into this Agreement and this Agreement constitutes the entire understanding of the parties and cannot be modified, except by a writing signed by the parties.

31.2 It is expressly agreed that the validity performance and construction of this Agreement will be governed by the internal laws of the State of Florida. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration in accordance with the rules then obtaining of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

31.3 This Agreement is not assignable by the Buyer without the prior written consent of the Seller. Any attempt of the Buyer to affect such an assignment without such consent shall be void.

31.4 If any provision of this Agreement is or becomes, at any time or for any reason, unenforceable or invalid, no other provision of this Agreement shall be affected thereby, and the remaining provisions of this Agreement shall continue with the same effects as if such unenforceable or invalid provisions shall not have been inserted in this Agreement.

31.5 No Waiver by a party of its rights to enforce any provisions hereof after any default on the part of the other party shall be deemed a waiver of such party's right to enforce each and all of the provisions hereof upon any further or other default on the party of the other party. The acceptance of payment hereunder shall not be, or be construed to be, a waiver of any breach of any term, covenant or condition of this Agreement.

31.6 Any notice (tender or delivery) to be given hereunder by either party to the other may be effected by personal delivery in writing or by registered or certified mail, postage prepaid, return receipt requested. Mailed notices shall be addressed by written notice in accordance with this paragraph.


                 To Seller:       Massimo Ceccarani
                                  Gianfranco Venturelli
                                  Automobili Lamborghini S.p.A.
                                  40019 Sant'Agata Bolognese (BO)
                                  Via Modena 12, Italy


                 To Buyer:        Tim Enright, Chief Operating Officer
                                  Colin Spooner, Project Engineer
                                  Vector Aeromotive Corporation
                                  7601 Centurion Parkway South
                                  Jacksonville, FL 32256


31.7 This Agreement sets forth the entire agreement of the parties with respect to its subject matter as of its date and supersedes all prior and contemporaneous negotiations.

31.8 The headings and captions contained in this Agreement shall not be considered to be a part hereof for purposes of interpreting or applying this Agreement, but are for convenience only.

                                      LAMBORGHINI:
                                      Automobili Lamborghini S.p.A.
                                      a corporation

                                      By:     Gianfranco Venturelli
                                          -------------------------------------
                                              Gianfranco Venturelli

                                      Title:
                                            -----------------------------------
                                             General Manager & Director

                                      VECTOR:
                                      Vector Aeromotive Corporation
                                      a Nevada Corporation

                                      By:    Sultaman G. Lubis
                                         --------------------------------------
                                             Sultaman G. Lubis

                                      Title:
                                            -----------------------------------
                                            Chief Financial Officer & Treasurer